UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2004

Nektar Therapeutics

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23556	94-3134940
(Commission File No.)	(IRS Employer Identification No.)

150 Industrial Road

San Carlos, CA 94070

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Item 5.  Other Events and Regulation FD Disclosure.

Effective June 23, 2004, Nektar, SciMed Prop III, Inc. (the “General Partner”) , 201 Industrial Partnership  and Inhale 201 Industrial Road Partnership (the “Partnership”) entered into a Redemption Agreement (the “Redemption Agreement”) with respect to Nektar’s limited partnership interest in the Partnership.  In connection with a Contribution Agreement dated September 14, 2000 by and between Nektar and Bernardo Property Advisors, Inc., Nektar had contributed certain property located at 201 Industrial Road, San Carlos, CA to the Partnership in exchange for a limited partnership interest in the Partnership.  In addition, Nektar entered into a Build—to-Suit Lease with the Partnership (the “Lease”) with respect to the property contributed to the Partnership and the building subsequently built on such property, now occupied by Nektar as its headquarters (the “Building”).

The Redemption Agreement provides for the redemption of Nektar’s limited partnership interest in the Partnership in exchange for a cash payment of $19,500,000, the repayment of a $3,000,000 outstanding loan from Nektar to the Partnership, and a modification of the Lease, all as set forth and described in the Redemption Agreement attached hereto as Exhibit 99.1.  The redemption contemplated by the Redemption Agreement and related transactions are subject to certain closing conditions, including without limitation, the completion of an initial public offering by BioMed Realty Trust, Inc., a Maryland corporation, on or before October 31, 2004.  There can be no assurance that such conditions will be satisfied or that the transactions contemplated by the Redemption Agreement will be completed.

Pursuant to the Redemption Agreement, Nektar and the Partnership have agreed that upon the closing of the Redemption, if it occurs, they will enter into an Amended and Restated Build-to-Suit Lease (the “Amended Lease”) in the form attached hereto as Exhibit A to the Redemption Agreement.  The Amended Lease provides for, among other things, a decrease in the term of Nektar’s obligations with respect to a portion of the Building not currently occupied by Nektar and the elimination Nektar’s rights to occupy certain other space in the Building.

The foregoing description of the Redemption Agreement and the Amended Lease are qualified in their entirety by reference to the Redemption Agreement and Lease Agreement, attached hereto as Exhibit 99.1, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEKTAR THERAPEUTICS

Dated: June 29, 2004	By:	/s/ Ajit S. Gill
Ajit S. Gill
President, Chief Executive Officer and Director

Exhibit Index

Number	Description
99.1	Redemption Agreement, dated June 23, 2004, by and between Nektar Therapeutics, SciMed Prop III, Inc., 201 Industrial Partnership and Inhale 201 Industrial Road, L.P.